Exhibit 23.3

August 21, 2008

To:

Quinn J. Hébert

President and Chief Executive Officer

Cal Dive International, Inc.

2500 CityWest Blvd., Suite 2200

Houston, Texas 77042

From:

John Spears

Spears & Associates, Inc.

5110 South Yale, Suite 410

Tulsa, OK 74135

Re:

Permission to incorporate by reference Spears & Associates statistical information in the Form S-3 registration statement for Cal Dive International, Inc.

To Whom it May Concern:

Reference is made to the Form S-3 registration statement and related prospectus, as amended (the “Registration Statement”), relating to the offer and sale of 61,506,691 shares of common stock of Cal Dive International, Inc. (“Cal Dive”) by the selling stockholder named in the “Selling Stockholder” section of the Registration Statement.

We hereby consent to the incorporation by reference of the statistical information compiled and classified by us and set forth in the section of Cal Dive’s Annual Report on Form 10-K for the year ended December 31, 2007 entitled “Our Industry Trends,” as filed with the Securities and Exchange Commission.

We further advise Cal Dive, its advisors and legal counsel that our role has been limited to the provision of such statistical information compiled and classified by us.

With respect to such statistical information, we advise you that:

•

some information in our database is derived from estimates or subjective judgments;

•

the information has been compiled from our internal sources and public documents, which we believe to be reliable and in good faith, but no representation or warranty expressed or implied is made to its accuracy or completeness.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Registration Statement entitled “Experts.”

SPEARS & ASSOCIATES, INC.

         /s/ John Spears

President